Exhibit 99.1

KLX Energy Services Announces Additional Cost Reduction Measures in Response to Current Depressed Market Conditions

WELLINGTON, Fla., April 8, 2020 (GLOBE NEWSWIRE) -- KLX Energy Services Holdings, Inc. (“KLX Energy Services” or the “Company”) (NASDAQ: KLXE) announced today several additional cost reduction measures being taken in response to rapidly deteriorating market conditions as a result of the unprecedented demand destruction being caused by the Covid-19 pandemic in addition to the Saudi Arabia/Russia oil market share price war.

On March 9, 2020, the Company announced that it had initiated a cost rationalization program in which it implemented an approximately 360 person, or 22%, reduction in force. The Company is announcing today an additional reduction in its workforce of approximately 170 employees, which it expects to complete by April 10, 2020. In addition, the Company has instituted a widespread wage reduction program.

The aggregate impact of the reduction in force plus the wage reduction program being announced today, together with certain other cost reductions, is an approximate $23 million annualized reduction in costs on top of the approximately $45 million annualized reduction in costs announced on March 9, 2020.

KLX Energy Services ended the fiscal year with a cash balance of approximately $124 million and maintains an undrawn $100 million credit facility with a current availability of approximately $60 million and no debt maturities until November 2025. Ongoing efforts to cut costs and preserve liquidity will continue as demand for the Company’s products and services declines. “A strong financial position will continue to be a key differentiator for us and allow the Company to continue to explore strategic combinations,” stated Amin Khoury, Chairman, Chief Executive Officer & President of KLX Energy Services.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the SEC, which include its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About KLX Energy Services

KLX Energy Services is a leading U.S. onshore provider of mission critical oilfield services focused on completion, intervention and production activities for the most technically demanding wells. KLX Energy Services’ experienced and technically skilled personnel are supported by a broad portfolio of specialized tools and equipment, including innovative proprietary tools developed by the Company’s in-house R&D team. KLX Energy Services supports its customers on a 24/7 basis from over 40 service facilities located in the major onshore oil and gas producing regions of the United States.

CONTACT:
Tom McCaffrey
Senior Vice President and Chief Financial Officer
KLX Energy Services Holdings, Inc.
(561) 273-7144
tom.mccaffrey@klxenergy.com

Source: KLX Energy Services LLC

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